Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Chris Watson KVH Industries 401-845-8138 cwatson@kvh.com

KVH Begins Rollout of Global Ku-band mini-VSAT Broadband Satellite Communications Network

New agreement between KVH and ViaSat will expand geographic coverage of popular maritime service and compact TracPhone antennas

MIDDLETOWN, RI – July 1, 2008 – In a move to offer faster, more affordable broadband connections to a growing market of leisure, commercial, and government vessels worldwide, KVH Industries, Inc., (Nasdaq: KVHI) today announced a new agreement with ViaSat, Inc., (Nasdaq: VSAT) to begin the global rollout of the popular mini-VSAT Broadbandsm satellite communications service. Together with the compact 24-inch KVH TracPhone® V7 antenna, the mini-VSAT Broadband service is already offering regional Voice over IP telephone service and Internet access as fast as 512 Kbps (upload) and 2 Mbps (download) at fixed monthly rates to mariners throughout North America, the Caribbean, the North Atlantic, and Europe.

Under this agreement, KVH and ViaSat are planning to roll out an exclusive global network offering access to KVH’s mini-VSAT Broadband service for maritime use with airtime revenue to be shared between the two companies. As part of the coverage expansion, KVH has agreed to acquire satellite capacity from Ku-band satellite operators as well as purchase three new regional satellite hubs from ViaSat. These hubs will use ViaSat’s ArcLight® spread spectrum mobile broadband technology and be operated by ViaSat. As the rollout continues, either KVH or ViaSat will work to establish additional regional hubs and satellite capacity. Over the course of the 10-year agreement, KVH and ViaSat also expect to implement future enhancements to the mini-VSAT Broadband spread spectrum maritime services and related products.

“Expanding our mini-VSAT Broadband service to provide seamless global coverage of maritime broadband communications is one of our top strategic priorities,” said Martin Kits van Heyningen, KVH’s chief executive officer. “Our new service offers customers predictable fixed airtime rates that are significantly less expensive and much faster than alternative maritime communications solutions. We feel the lower airtime rates combined with antennas that are 85% smaller and significantly less costly than traditional VSAT products will help the market grow beyond the small number of very large vessels currently using maritime broadband services. Under the terms of our revenue sharing arrangement with ViaSat, this expansion positions KVH to earn revenue not only from the maritime use of the service but also from future aeronautical applications that roam throughout our network.”

The planned service expansion is coming at an opportune time. Broadband at sea is recognized in the commercial maritime industry as an essential operational capability through which information on weather or currents can enable captains to make routing decisions that save time and precious fuel, remote monitoring of engine performance can trigger maintenance that might prevent the need for an expensive repair, and increased security requires significantly greater exchanges of cargo, vessel, and crew data between port authorities and the vessel. In addition, competition for qualified crew members is creating significant new requirements for providing telephone, e-mail, and Internet access to help improve crew morale and reduce expensive turnover.

“Enabled by our powerful ArcLight spread spectrum satellite networking technology, the mini-VSAT Broadband service extends the capabilities and availability of mobile broadband connections via Ku-band satellites,” said Brandon Nixon, ViaSat’s senior vice president. “Our collaboration with KVH over the last two years has allowed our two companies to create a unique offering for the maritime industry, one that changes the equation in terms of what people can expect in terms of both performance and costs. The success of the mini-VSAT Broadband service and TracPhone V7 to date clearly reflects the demand for affordable mobile Internet connections at sea, and we look forward to expanding this service into new regions around the globe.”

Commenting on the benefits available thanks to this combination of product and service, Ian Palmer, KVH’s executive vice president of satellite sales, remarked, “The TracPhone V7 hardware and the mini-VSAT Broadband service represent the first end-to-end VSAT hardware, service, and support package available for maritime communications. We’re able to offer a ‘cable modem-like’ experience at sea and provide broadband services to a wide range of commercial and government vessels, including many that previously were unable to support broadband at sea. With the TracPhone V7 and our planned expansion of mini-VSAT Broadband service, KVH will offer leisure, commercial and government vessels around the globe a rugged, powerful satellite communications technology that brings significant advantages over traditional VSAT in size, data speed, and airtime costs while still being compact and practical enough for smaller vessels.”

Visit http://www.minivsat.com for additional details regarding the TracPhone V7 and mini-VSAT Broadband service.

Note to editors: High-resolution photos of the TracPhone V7 are available at http://press.kvh.com for download and editorial use.

About KVH Industries, Inc.

Middletown, RI-based KVH Industries, Inc., and its wholly owned subsidiary, KVH Europe A/S are leading providers of in-motion satellite TV and communication systems, having designed, manufactured, and sold more than 150,000 mobile satellite antennas for applications on vessels, vehicles, and aircraft. KVH’s mission is to connect mobile customers around the globe with the same digital television entertainment, communications, and Internet services that they enjoy in their home and offices.

This release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements include, for example, the service rollout plans, the functionality, characteristics, quality and performance of KVH’s products and technology; anticipated innovation and product development; and customer demand, preferences, requirements and expectations. The actual results could differ materially. Factors that may cause such differences include, among others, uncertainty about the scope of customer demand; the potential inability to secure adequate Ku-band satellite capacity or the licenses necessary for the network; risks associated with the delivery or performance of critical hardware; future decisions about the expected profitability of additional satellite regions; changes in the costs and capabilities of competing offerings; and those other risk factors discussed in KVH’s most recent Form 10-Q filed with the SEC. KVH does not assume any obligation to update its forward-looking statements to reflect new information or developments.

KVH and TracPhone are registered trademarks of KVH Industries. “mini-VSAT Broadband” is a service mark of KVH Industries. All other trademarks are the property of their respective companies.

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